EcoChain, Inc. Announces Strategic Update on its Growth and Operations

Video Presentation Available at:

https://ecochainmining.com/news/ecochain-inc-announces-strategic-update

ALBANY, N.Y., March 2, 2021 /PRNewswire/ - EcoChain, Inc. ("EcoChain"), a wholly-owned subsidiary of Mechanical Technology, Incorporated ("MTI" or the "Company"), (OTCQB: MKTY), a cryptocurrency mining business powered by renewable energy, announced today the release of a strategic update discussing how EcoChain is setting the critical building blocks for its growth into place.

In the presentation Mr. Toporek discusses the power cost of EcoChain's new data center in the South Eastern United States. "Having a power cost of $0.023 cents per kWh for at least 83% of the time opens up the opportunity to purchase second and third generation processors for immediate delivery at a 50% to 65% discount to current generation processors on a hash rate basis. When operations begin during the second half of 2021, we believe that this low power cost will allow us maximum flexibility to potentially optimize the Company's return on invested capital."

Mr. Toporek also reviews how EcoChain manages return on invested capital, its long-term growth strategy and the results of its mine in Washington State. "Our Washington mine is operating at approximately 2.6MW. The assets were acquired in May 2020 and the capacity of the mine was increased in the fall of 2020, as a result of improvements mining operations and infrastructure. These improvements are expected to enable the return of 100% of the capital we deployed to the site by the end of the second quarter of 2021, or in under twelve months. This initial project may be small-scale in nature, but it effectively demonstrates how driving this kind of return on investment is part of MTI's and EcoChain's playbook and DNA."

The update is available in a video presentation delivered by Michael Toporek, CEO on EcoChain's website at https://ecochainmining.com/news/ecochain-inc-announces-strategic-update.

About EcoChain, Inc.

EcoChain, Inc., a wholly-owned subsidiary of Mechanical Technology, Incorporated, is engaged in developing and operating ultra-low cost green data centers focused on cryptocurrency mining.  For more information about EcoChain, please visit www.ecochainmining.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Contact Information:

Jess Olszowy

jolszowy@mtiinstruments.com

Investor Relations:

Kirin Smith, President

PCG Advisory, Inc.

646.823.8656

Ksmith@pcgadvisory.com

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